Exhibit 99

Titan Announces Positive First Quarter 2010 Results

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
April 269, 2010

First quarter summary:

•	Net income for the first quarter was $2.1 million, or $.06 per diluted share, compared to $7.0 million, or $.20 per diluted share, in the first quarter of last year.

•	Sales for first quarter 2010 were $196.4 million, compared to $232.6 million in the first quarter of 2009.

•	Gross profit for first quarter 2010 was $26.1 million, compared to $30.1 million in 2009.

•	First quarter income from operations was $10.1 million, compared to $14.1 million last year.

•	Interest expense was $7.1 million for the first quarter, compared to $3.9 million in 2009.

•	Titan’s cash balance was $215.2 million at March 31, 2010, compared to $20.2 million at March 31, 2009.

Statement of Chief Executive Officer:
“The first quarter started slow, but has improved each month. Leading the way has been the big farm segment, which should continue to be strong through the second quarter, slowing down as normal in the third quarter and picking up in the fourth quarter,” said Chairman and CEO Maurice M. Taylor Jr. “Mid and small farm product demand is still slow, and we do not see any growth in that segment until 2012. Our construction business is up slightly, because it had nowhere to go but up, though it is still off nearly 50 percent from 2007 highs,” said Taylor.

“The future looks bright in mining, both underground and above ground. Titan’s giant second generation 007 MFT tire is performing above expectations. The temperature under load of these giant tires has been 40 degrees lower than our first generation giant tire. This tire has the best traction of any giant tire in the market today. But we know our competitors are working on improving their tires also, so we will continue to be innovative. Titan has expanded our product range of mining tires to include 51- and 49-inch size ranges for haul trucks, and will release our first large radial loader tires by September. It is the mining tire business that will determine whether Titan has a good year or a great one. The reason I say that is because by the end of the second quarter we will have results in from various mines on a whole range of performance data, and if we are as successful as we expect, then things will get better in the segment as each quarter rolls around,” said Taylor.

“Material costs are moving up very fast and Titan is increasing its prices to pass these costs along. There is generally a 60- to 90-day notice between getting our notice of increases and notifying our customers.

“Titan plans to open a facility in Fort MacMurray, Alberta, Canada, by the end of third quarter this year to service our new mining customers, and we plan on embarking on a joint venture in Mexico this year for the distribution of all Titan products,” said Taylor.

“Titan is also developing new wheel and tire combinations for large farming applications. In 2009, Titan’s engineers worked directly with farmers, developing new tires and wheels and will be testing these new 800R46 tire and wheel combinations on large row crop and four-wheel drive tractors. These assemblies will give the farmer lower soil compaction and greater fuel efficiency. We will also be releasing new special grain cart tires and wheels that will not only carry greater loads with less soil compaction, but also less rolling resistance. We are doing the same for combines. To put it simply, we are moving,” said Taylor.

“On the acquisition front, there’s the good, the bad and ugly. The good is that there are a lot of deals for Titan, the bad is that everything takes so long, and you have to look under so many layers of carpet to find all the dirt. This means lawyers, lawyers and more lawyers, before you even get to the accountants. Many things are ugly—a lot of companies want too much money, period. Manufacturing is tough wherever you are. The next problem is banks. Even if you have the cash, they don’t want you to spend it, let alone borrow any from them. The joy is putting it all together though, and Titan is probably in the best shape it’s been to do everything that is on its plate since 1974 when I started.”

Financial overview:
Sales:  Titan recorded sales of $196.4 million for the first quarter of 2010, compared to first quarter 2009 sales of $232.6 million. The lower sales level was primarily the result of reduced demand in the company’s agricultural market, which was down by approximately 19 percent when compared to last year’s first quarter.

Gross profit:  For the first quarter of 2010, gross profit was $26.1 million or 13.3 percent of net sales, compared to $30.1 million or 12.9 percent of net sales for the first quarter of 2009. Gross profit margin showed a slight improvement despite the reduction in sales primarily due to improved manufacturing efficiencies, including reduced headcount, in the agricultural segment.

Selling, general and administrative expenses: SG&A expenses for the first quarter of 2010 were $11.8 million or 6 percent of net sales, compared to $12.5 million or 5.4 percent of net sales in 2009, a reduction of approximately $0.7 million.

Income from operations:  For the first quarter of 2010, income from operations was $10.1 million, compared to $14.1 million in 2009.

Interest expense:  Interest expense was $7.1 million for the first quarter of 2010, compared to $3.9 million in 2009. The company’s interest expense for the first quarter of 2010 increased from the previous year primarily as a result of interest expense related to the convertible senior subordinated 5.625 percent notes that were issued in December 2009.

Other income:  Other income was $0.3 million for the first quarter of 2010, as compared to $1.4 million in 2009. A gain on senior note repurchases of $1.4 million was included in other income for the first quarter of 2009.

Net income:  Net income for the first quarter ended March 31, 2010, was $2.1 million, compared to $7.0 million in 2009.

Earnings per share:  For the first quarter of 2010, basic and diluted earnings per share were $.06, compared to $.20 in 2009.

Capital expenditures: Titan’s capital expenditures for the first quarter of 2010 were $3.5 million, compared to $19.9 million in the first quarter of 2009. Of the $19.9 million of capital expenditures in the first quarter of 2009, approximately $12 million related to the company’s giant OTR mining project, which was substantially completed at the end of 2009.

Debt balance:  Total debt was $366.3 million at March 31, 2010, unchanged from December 31, 2009. Short-term debt was zero at both March 31, 2010, and December 31, 2009.

Equity balance:  The company’s stockholders’ equity was $263.6 million at March 31, 2010, an increase of $1.6 million from $262.0 million at December 31, 2009.

Form 10-Q:  For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission on April 26, 2010.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2009. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:
QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
For the three months ended March 31, 2010 and 2009

Amounts in thousands, except earnings per share data.	Three Months Ended
	March 31,
	2010	2009
Net sales	$196,448	$232,604
Cost of sales	170,361	202,541
Gross profit	26,087	30,063

Selling, general and administrative expenses	11,809	12,528
Research and development expenses	2,027	999
Royalty expense	2,121	2,459
Income from operations	10,130	14,077

Interest expense	(7,056)	(3,944)
Other income	333	1,409
Income before income taxes	3,407	11,542

Provision for income taxes	1,329	4,501

Net income	$2,078	$7,041

Earnings per common share:
Basic	$.06	$.20
Diluted	.06	.20

Average common shares outstanding:
Basic	34,772	34,624
Diluted	35,329	35,177

Segment Information
 Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended
	March 31,
	2010	2009
Agricultural	$151,112	$187,328
Earthmoving/Construction	41,815	39,927
Consumer	3,521	5,349
Total	$196,448	$232,604

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	March 31,	December 31,
Assets	2010	2009
Current assets:
Cash and cash equivalents	$215,215	$229,182
Accounts receivable	102,302	67,513
Inventories	129,598	110,136
Deferred income taxes	9,833	11,108
Prepaid and other current assets	24,178	27,277
Total current assets	481,126	445,216

Property, plant and equipment, net	249,304	254,461
Deferred income taxes	7,396	7,253
Other assets	27,402	29,533
Total assets	$765,228	$736,463

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$46,678	$24,246
Other current liabilities	50,039	45,826
Total current liabilities	96,717	70,072

Long-term debt	366,300	366,300
Other long-term liabilities	38,576	38,138
Stockholders’ equity	263,635	261,953
Total liabilities & stockholders’ equity	$765,228	$736,463

First Quarter Conference Call:

The Titan International Inc. earnings conference call for the first quarter that ended March 31, 2010, will be held at 9 a.m. Eastern Time on Monday, April 26, 2010.

To participate in the conference call, dial (800) 230-1074 five minutes prior to the scheduled time. International callers dial (612) 234-9960.

A replay of the call will be available until May 3, 2010. To access the replay, dial (800) 475-6701 and enter access code 152560. International callers dial (320) 365-3844.

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489